Exhibit 99.1

December 5, 2016

Hyperdynamics Signs a Letter of Intent with SAPETRO for a 20% Participating Interest in its Guinea Oil and Gas Concession

LAGOS, Nigeria, Dec. 5, 2016 /PRNewswire/ — Hyperdynamics Corporation (OTCQX: HDYN) today announced it has signed a Letter of Intent (LOI) with South Atlantic Petroleum Limited (SAPETRO) under which the two companies will negotiate the assignment of a participating interest in Hyperdynamics’ oil and gas concession offshore the Republic of Guinea. SAPETRO is a privately held Nigerian oil and gas exploration and production company with a portfolio of assets in Nigeria and the Mozambique Channel. The Letter of Intent, which is non-binding, calls for SAPETRO to take a 20% participating interest in exchange for paying 40% of the costs of the upcoming Fatala well up to a $50 million cap of predicted total well costs. Above that amount, SAPETRO would pay its proportional 20% share.

The LOI contemplates that the two companies will work to sign definitive documents within 45 days unless extended by further agreement. SAPETRO’s responsibility for financial commitments related to the concession begins immediately but will not be due for payment until final approvals from the government of Guinea are received.

“The addition of SAPETRO to the Guinea project team represents a big step forward in sharing project-related costs and risks with reputable industry players who recognize Hyperdynamics’ Guinea concession’s economic attractiveness and geologic prospectivity,” said Ray Leonard, Hyperdynamics’ President and Chief Executive Officer. “SAPETRO’s experience in West Africa, its financial strength and its desire to have an exposure in high-quality, high-reward exploration acreage that will be tested in the near future makes them an ideal partner for us.”

Based in Lagos, Nigeria, SAPETRO holds a 15% interest in the prolific OML 130 license offshore Nigeria, operated by Total. The block contains two fields containing each in excess of 550 million barrels of oil, with the Akpo field reaching peak production of 197,000 barrels of oil per day in 2010 and the Egina field planned to come on stream in the second quarter of 2018 reaching a peak production rate of 200,000 barrels of oil per day by the end of 2018.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This News Release contains “forward-looking statements” within the meaning of Section 27 A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “plan,” “project,” “anticipate,” “estimate,” “believe,” or “think.” Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. We assume no duty to update or revise our forward-looking statements based on changes in plans or expectations or otherwise.

Contacts:

Ray Leonard

President and Chief Executive Officer

713-353-9445

Anne Pearson / Jack Lascar

Dennard-Lascar Associates

713-529-6600

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SOURCE Hyperdynamics

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